Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-262019, 333-234757, 333-262337) and on Form S-8 Nos. (Nos.333-30943, 333-15627, 333-50519, 333-49410, 333-66296, 333-90172, 333-108290, 333-118642, 333-126337, 333-137599, 333-176895, 333-183597,333-189452, 333-191080, 333-196275, 333-198012, 333-199795, 333-204583, 333-206029, 333-212163, 333-213032, 333-218472, 333-221290,333-225388, 333-226879, 333-231670, 333-233458, 333-238572, 333-249757, 333-251489, 333-262510) of 8x8, Inc. (the “Company”), of our report dated May 27, 2022, relating to the consolidated financial statements of 8x8, Inc., and the effectiveness of internal control over financial reporting of 8x8, Inc., appearing in this Annual Report (Form 10-K) for the year ended March 31, 2022.

/s/ Moss Adams LLP
Campbell, California
May 27, 2022